Exhibit 99.1

XL House
8 St. Stephen's Green
Phone + 353 (0)1 400 5500
Fax + 353 (0)1 405 2033
xlgroup.com

Press Release

Contact:     David Radulski                Carol Parker Trott
Investor Relations            Media Relations
(203) 964-3470                (441) 294-7290

XL Group plc announces the appointment of Edward J. “Ned” Kelly to its Board of Directors

Dublin, Ireland - August 4, 2014 - XL Group plc (“XL” or the “Company”) (NYSE: XL) today announced that Edward J. “Ned” Kelly, III has joined the Company’s Board of Directors.

Mr. Kelly has extensive international and domestic financial service and board experience. His resume includes past roles as Chairman of Citigroup Inc.’s Institutional Clients Group, as Citi’s Chief Financial Officer, as General Counsel and Secretary of JP Morgan & Co. Incorporated and as Managing Director of the Carlyle Group.

Commenting on the appointment, XL’s Chairman, Robert Glauber, said: “We are thrilled to welcome Ned to XL’s Board.  We expect that Ned’s extensive and varied experience at several noteworthy financial institutions will bring a unique perspective to the Company, particularly in the areas of capital management and strategic execution.  We look forward to his future insights and the substantial contributions he will no doubt make.”

Other past posts Mr. Kelly held at Citi include head of Global Banking and before that President and Chief Executive officer of Citi Alternative Investments. Prior to joining the Carlyle Group, he was Chairman, Chief Executive and President of Mercantile Bankshares and, subsequent to PNC Financial Services Group’s acquisition of Mercantile in 2007, was a vice chairman at PNC.   Prior to joining J.P. Morgan, Mr. Kelly was a partner at the law firm of Davis Polk & Wardwell, where he specialized in matters related to financial institutions.

Mr. Kelly currently serves as the lead director of the board of CSX Corp.  Previously he served on the board of several public companies, including The Hartford Financial Services Group, Inc. and Axis Capital Holdings Limited. He has a Bachelor of Arts degree from Princeton University and a Juris Doctorate from the University of Virginia.

About XL Group plc

XL Group plc (NYSE:XL), through its subsidiaries, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world. XL is the company clients look to for answers to their most complex risks and to help move their world forward. To learn more, visit www.xlgroup.com

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